    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 2, 1996, and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         ARMOR ALL PRODUCTS CORPORATION
                                       AT
                              $19.09 NET PER SHARE
                                       BY
                         SHIELD ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               THE CLOROX COMPANY

    Shield Acquisition Corporation, a Delaware corporation (the "Offeror") and a wholly owned subsidiary of The Clorox Company, a Delaware corporation (the "Parent"), is offering to purchase any and all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Armor All Products Corporation, a Delaware corporation (the "Company"), at a price of $19.09 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 2, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Following the Offer, the Offeror intends to effect the Merger described below.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 30, 1996, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of Shares pursuant to the Offer.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 26, 1996 (the "Merger Agreement") among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by the Parent or the Offeror or any subsidiary thereof, or Shares with respect to which appraisal rights are properly exercised under Delaware Law) will automatically be converted into the right to receive $19.09 in cash, or any higher price that may be paid per Share in the Offer, without interest.

    In connection with the Merger Agreement, the Parent and the Offeror have entered into a Stockholder Agreement dated as of November 26, 1996, with a majority stockholder of the Company who beneficially owns 11,624,900 Shares pursuant to which, among other things, the stockholder has agreed to tender its Shares in the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, HAS

DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Offeror gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for the Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and
(iii) any other documents required under the Letter of Transmittal.

    Subject to the terms and conditions of the Merger Agreement, the Offeror expressly reserves the right (but will not be obligated), at any time and from time to time in its sole discretion, to extend the period of time during which the Offer is open, including the occurrence of any condition specified in Annex A to the Merger Agreement, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, December 30, 1996 (or the latest time and date at which the Offer, if extended by the Offeror, shall expire) and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after January 31, 1997. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Offeror with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Information Agent or to the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                      The Information Agent for the Offer is:
                            GEORGESON & COMPANY INC.
                               Wall Street Plaza
                            New York, New York 10005
         Banks and Brokerage Firms, please call collect (212) 440-9800 or, all others, call toll free: 1-800-223-2064

                        The Dealer Manager for the Offer is:
                       MORGAN STANLEY & CO. INCORPORATED
                             555 California Street
                                   Suite 2200
                        San Francisco, California 94104
                                 (415) 576-2332

December 2, 1996